POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President

Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. agrees to sale of U.S. consumer-finance operations to American General Finance, Inc.

San Juan, Puerto Rico, Jan. 23, 2008 – Popular, Inc. (“Popular”) announced today the signing of an Asset Purchase Agreement (the “Agreement”) to sell certain assets of Equity One, the U.S. mainland consumer finance operations of Popular Financial Holdings, to American General Finance, Inc., a member of American International Group.

The Agreement contemplates the sale of a significant portion of Equity One’s mortgage loan and consumer loan portfolio for a purchase price of approximately $1.5 billion. “We are doing the things we have to do in the U.S. mainland as we focus on our core banking franchise,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. The Agreement also provides that American General Finance, Inc., will consider hiring an unspecified number of Equity One’s consumer services employees and will consider retaining an unspecified number of branch locations. Equity One will close all remaining consumer branches.  Workforce reductions at Equity One will result in the loss of employment for those employees at the consumer services branches not hired by American General Finance, Inc., as well as for other related support functions. The individuals whose jobs will be eliminated will receive from Equity One a transitional severance package, professional counseling, outplacement and support during this process.

It is anticipated that this restructuring plan (the “PFH Branch Network Restructuring Plan”) will result in estimated combined charges for Popular, Inc. of $19.5 million broken down as follows:

(In millions)	Fourth Quarter 2007	First Quarter 2008	Total
Severance, retention bonuses and other benefits	—	$8.1	$8.1
Lease terminations	—	5.6	5.6
Other	—	2.1	2.1

Total restructuring charges	—	15.8	15.8
Impairment of long-lived assets	$1.9	—	1.9
Other costs	—	1.8	1.8

Total combined estimated costs	$1.9	$17.6	$19.5

These estimates are preliminary and may vary as Popular’s management implements the PFH Branch Network Restructuring Plan. The impairment of long-lived assets was taken in the fourth quarter of 2007 and is mainly related to leasehold improvements, furniture and equipment.

The closing of the transaction is subject to the approval of state licensing agencies. It is anticipated that the transaction will be completed in the first quarter of 2008.

Forward-Looking statements

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, losses on the subprime portfolio, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker / dealer and insurance services through specialized subsidiaries. In the United States, the Corporation has established a community banking franchise providing a broad range of financial services and products to the communities it serves through its subsidiaries of Banco Popular North America which operates branches in New York, California, Illinois, New Jersey, and Florida, E-LOAN and Popular Financial Holdings. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meet the needs of retail and business clients through innovation, and foster growth in the communities it serves.

American General Finance, Inc. through its subsidiaries is engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $27 billion and operates over 1,550 offices in 45 states, the United Kingdom, Puerto Rico and the U.S. Virgin Islands. Products and services are provided to more than 2 million families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products. American General Finance is a member of American International Group.

American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Paris, Switzerland and Tokyo.